news release

FOR IMMEDIATE RELEASE
Contact:
Rachel Wegmann, Public Relations Manager
515.412.2357
RWegmann@fhlbdm.com

FHLB Des Moines Announces Appointment of New Chief Business Officer

DES MOINES, Iowa — [October 20, 2026] — The Federal Home Loan Bank of Des Moines (FHLB Des Moines or the Bank) today announced that it has appointed Brett Manning as chief business officer, effective October 16, 2026.

Mr. Manning will succeed Wil W. Osborn, who was the former chief business officer prior to stepping into his new role as president and chief executive officer October 1, 2026.

Mr. Manning began his Federal Home Loan Bank career in Seattle in 1998 and has held several positions and leadership roles during that time focusing on business development and front-line risk management. Most recently, he has served as director of Member Strategies & Solutions.

“Brett brings nearly 30 years of experience with FHLB Des Moines and a deep understanding of our members and business,” said President and CEO Wil Osborn. "I am confident Brett will be instrumental in strengthening our cooperative in his new executive role."

Brett earned a bachelor’s degree in finance, with a minor in economics, from Western Washington University. He is an honors alumnus of Pacific Coast Banking School at the University of Washington, completed the Stanford University’s LEAD program and is a Chartered Financial Analyst charterholder. He is active in several professional and community organizations, including CFA Society Seattle, serves on the boards of Food Lifeline Seattle and the Washington Community Reinvestment Association, the Western Washington University CBE Investment Advisory Board and the St. Alphonsus School Commission.

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About Federal Home Loan Bank of Des Moines

The Federal Home Loan Bank of Des Moines is deeply committed to strengthening communities, serving 13 states and three U.S Pacific territories as a member-owned cooperative. We work together with over 1,200 member institutions to support affordable housing, economic development and community improvement.

FHLB Des Moines is one of 11 regional Banks that make up the Federal Home Loan Bank System. Members include community and commercial banks, credit unions, insurance companies, thrifts and community development financial institutions. FHLB Des Moines is wholly owned by its members and receives no taxpayer funding. For additional information about FHLB Des Moines, please visit www.fhlbdm.com.